Exhibit 99.1

Press Contact:	Nicole Anderson Ciena Corporation (410) 694—5786 pr@ciena.com

Investor Contact:	Suzanne DuLong Ciena Corporation (888) 243-6223 ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena Anticipates Impairment Charge in Fiscal Second Quarter
LINTHICUM, Md. — April 17, 2009 — Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced that it expects to record a non-cash charge of approximately $456 million for impairment of goodwill in its fiscal second quarter ending April 30, 2009. The estimated charge represents the total book value of the Company’s goodwill on its balance sheet as of the date of this announcement, which is consistent with the balance at the end of its fiscal first quarter, January 30, 2009. This non-cash charge does not impact the Company’s normal business operations nor will it result in any current or future cash expense.
Goodwill represents the excess purchase price over amounts assigned to tangible or identifiable intangible assets acquired and liabilities assumed from past acquisitions. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” Ciena tests its goodwill for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would, more likely than not, reduce the fair value of Ciena below its carrying value.
The estimated charge is a result of an interim impairment assessment conducted based on a combination of factors, including current macroeconomic conditions and the decline in the Company’s common stock price and market capitalization below its net book value over the Company’s last two fiscal quarters. The estimated charge is subject to finalization, which the Company will complete prior to reporting its fiscal second quarter 2009 financial results.
Note to Investors
Forward-looking statements. This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on March 5, 2009. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words.. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
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Ciena Anticipates Impairment Charge in Q2’09 / April 17, 2009 / Page 2 of 2
About Ciena
Ciena specializes in practical network transition. We offer leading network infrastructure solutions, intelligent software and a comprehensive services practice to help our customers use their networks to fundamentally change the way they compete. With a growing global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. For more information, visit www.ciena.com.
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